Exhibit 6.

  Opinion and consent of Alan M. Yaeger  as to actuarial matters pertaining to the securities being registered

                            [Transamerica Letterhead]





April 14, 2000


Transamerica Occidental Life Insurance Company
570 Carillon Parkway
St. Petersburg, Florida 33716

         RE:      Registration No. 333-91851

Gentlemen:

This opinion is furnished in connection with the Pre-Effective Amendment No. 1 registration by Transamerica Occidental Life Insurance Company of an individual flexible premium variable life insurance policy (the "Policy") under the Securities Act of 1933, as amended. The prospectus included in the Registration Statement on Form S-6 describes the Policy. The form of the Policy was prepared under my direction, and I am familiar with the Registration Statement and exhibits thereof.

In my opinion, the illustrations of death benefits, cash values and net surrender values included in the section entitled, Appendix A - Illustration, of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the of the Policy form.

I hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/s/ Alan M. Yaeger
Vice President and Actuary